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
                                   EXHIBIT 11


              INTERCELL INTERNATIONAL CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF NET LOSS PER SHARE


                                                             Years ended
                                                            September 30,
                                                          2003          2002
                                                      ------------  ------------

Net loss                                              $(  215,000)  $ ( 213,000)

Accretion on series C preferred stock                           -     (   1,000)
                                                      ------------  ------------

Net income (loss) applicable to common shareholders   $(  215,000)  $ ( 214,000)
                                                      ============  ============

Weighted average number of common shares outstanding    8,669,662     8,531,182

Common equivalent shares representing shares
  issuable upon exercise of outstanding options                 -             -
                                                      ------------  ------------

                                                        8,669,662     8,531,182
                                                      ============  ============

Basic and diluted loss per share applicable
  to common shareholders:                             $(     0.02)  $(     0.03)
                                                      ============  ============
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Stock  options  and  warrants  are  not considered in the calculations for those periods as the impact of potential common shares (338,850 shares at September 30, 2003 and 348,850 shares at September 30, 2002) would be to decrease net loss per share.


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